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                                  EXHIBIT 10.4
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LOGO

Commercial Banking Centre and Main Branch
Tour Scotia, 1002 Sherbrooke Street West, Montreal (Quebec) H3A 3L6
Tel.: (514) 499-5432

                                                              September 18, 1997
Wood Wyant Inc.
1475 -- 32nd Avenue
Lachine (Quebec)
H8T 3J1

Dear Sir:

     We are pleased to confirm that, subject to acceptance by you, the Bank of Nova Scotia (the "Bank") will make available to Wood Wyant Inc. (the "Borrower") credit facilities on the terms and conditions set out in the attached Terms and Conditions Sheet in Schedule "A".

     If the arrangements set out in this letter, and in the attached Terms and Conditions Sheet and Schedule "A" (collectively the "Commitment Letter") are acceptable to you, please sign the enclosed copy of this letter in the space indicated below and return the letter to us by the close of business on September 30, 1997, after which date this offer will lapse.

     This Commitment Letter replaces all previous commitments issued by the Bank to the Borrower.

Yours very truly,

I. Langlois                                   F. Camirand
Sr Account Manager                            For Vice-president and Manager

     The arrangements set out above and in the attached Terms and Conditions Sheet and Schedule "A" (collectively the "Commitment Letter") are hereby acknowledged and accepted by:

WOOD WYANT INC.

By: M. D'AMOUR
    ____________________

By: B. L. DAVIES
    ____________________

Date: September 30, 1997
      __________________

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                               TERMS & CONDITIONS

CREDIT NUMBER: 01                                  AUTHORIZED AMOUNT: $6,000,000

TYPE

     Operating

PURPOSE

     General operating purposes

CURRENCY

     Canadian dollars

AVAILMENT

     The Borrower may avail the credit by way of direct advances evidenced by Agreement re Operating Credit Line and/or Banker's Acceptances (in multiples of $200,000 and having terms of maturity of 30 to 180 days without grace) and/or Letters of Credit payable at sight with expiry dates of credits not to exceed 365 days from date of issuance, and/or Standby Letters of Credit and/or Letters of Guarantee (with each availment subject to completion of an Application and Agreement for Standby Letters of Credit/Letter of Guarantee in a form satisfactory to the Bank).

INTEREST RATE/FEES

     (Canadian dollars): The Bank's Prime Lending Rate from time to time with interest payable monthly.

     (Bankers' Acceptances): The Bank's Commercial Bankers' Acceptance Fee, (subject to revision at any time), subject to a minimum fee of $200 per transaction, payable at the time of each acceptance.

     The application fee or fees charged by the Bank for Letters of Credit. Standby Letters of Credit and/or Letters of Guarantee as agreed between the Borrower and the Bank from time to time.

REPAYMENT

     Advances are repayable on demand.

CREDIT NUMBER: 02                                  AUTHORIZED AMOUNT: $2,000,000

TYPE

     Non-Revolving

PURPOSE

     To assist in financing a property located in Pickering.

CURRENCY

     Canadian dollars

AVAILMENT

     The Borrower has availed the credit by way of Direct Advances evidenced by Demand Promissory Notes.

INTEREST RATE

     The Bank's Prime Lending Rate from time to time, plus 3/4% per annum with interest payable monthly.

REPAYMENT

     The advance is repayable in equal monthly instalments of principal ($20,476.20) with balance of principal and interest then outstanding due October 1, 2001. The term of the loan is 4 years and the amortization is 8 years.
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CREDIT NUMBER: 03                                  AUTHORIZED AMOUNT: $3,000,000

TYPE

     Reducing Revolving

PURPOSE

     To consolidate two Non-Revolving loans of $1,100,000 and $580,000 and to assist in financing future equipment acquisitions.

CURRENCY

     Canadian dollars

AVAILMENT

     The Borrower may avail the credit by way of direct advances evidenced by Demand Promissory Notes and/or Bankers' Acceptances in Canadian dollars (in multiples of $200,000 and having terms of maturity of 30 to 180 days without grace).

INTEREST RATE

     The Bank's Prime Lending Rate from time to time, plus 3/4% per annum with interest payable monthly.

     The Bank's Commercial Bankers' Acceptance Fee, (subject to revision at any time), plus 3/4% per annum, subject to a minimum fee of $200 per transaction, payable at the time of each acceptance.

DRAWDOWN

     Advances are limited to invoices and invoiced amounts satisfactory to the Bank.

REPAYMENT

     Availability is defined as the sum of approved advances less scheduled reductions.

     The authorized amount, and availability, are reduced by scheduled reductions, i.e. 23 monthly reductions and/or repayments of principal ($50,000) commencing by October 31, 1997 plus one final reduction and/or repayment of the principal and interest then outstanding due by September 30, 1999. The term of the loan is 2 years and the amortization 5 years.

CREDIT NUMBER: 04                                  AUTHORIZED AMOUNT: $2,000,000

TYPE

     Equipment Financing -- Revolving Line (Scotia Leasing)

PURPOSE

     To assist in financing computer hardware, software and related implementation costs.

CURRENCY

     Canadian dollars

AVAILMENT

     Lease Agreement with appropriate supporting documentation.

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

INTEREST RATE

     Floating Rate Option

     The base payment applicable to each contract will be set on the commencement date of the contract based upon the Bank's Prime Lending Rate plus 3/4% per annum, calculated and payable monthly. The total periodic payment will be adjusted monthly with changes in the Bank's Prime Lending Rate.

     Fixed Rate Option

     The payment applicable to each contract will be set on the commencement date of the contract based on Scotia Leasing's Base Rate plus 1 3/4% per annum, calculated and payable monthly.

DRAWDOWN

     Each lease must not be less than $500,000.

     The amount of financing shall not exceed 100% of the cost of the equipment, software and related implementation costs being financed, exclusive of relative taxes and the Borrower shall provide security deposits, advance rentals and/or downpayments to reduce financing to this limit.

REPAYMENT

     Leases are repayable in accordance with the terms and conditions of each respective lease. The maximum term of any such lease shall not exceed 5 years. The total amortization of any such transaction shall not exceed 5 years.

     At the end of the term to option, the lessee shall elect one of the following options:

     A.   purchase the equipment for 35% of the original cost;

     B. allow a third party to purchase the equipment for 35% of the original cost;

     C. rent the equipment for an additional term and revised rent payment to be authorized by the Bank.

PREPAYMENT

     No prepayments are permitted.

SPECIFIC SECURITY

     The following security, evidenced by documents in form satisfactory to the Bank and registered or recorded as required by the Bank, is to be provided prior to any advances or availment being made under the Credit:

        Lease Agreement(s) covering equipment leased/financed.

        Scotia Leasing Progress Payment Agreement to cover interim funding.

        Comprehensive General Liability insurance for a minimum of $2,000,000 per occurrence with the Bank recorded as an additional named insured. All risks insurance covering the replacement value of the equipment with the Bank recorded as loss payee and additional named insured.

        Assignment Agreement granting a security interest in the respective asset(s) and in the lease(s) together with notice and acknowledgement from the Borrower.

        Realty Owner's and/or Mortgagee's Waiver and Consent regarding leased/financed equipment.

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CREDIT NUMBER: 05                                     AUTHORIZED AMOUNT: $30,000

TYPE

     Corporate Visa -- Availment, interest rate and repayment as per Cardholder Agreement.

OTHER FEES APPLICABLE TO ALL CREDITS

     An Administration Fee of $1,000 is payable monthly.

     A Work Fee of $10,000 payable upon acceptance of this Commitment Letter.

     An Overdue Reports Fee of $250 is payable by the Borrower each time the Bank is required to follow up with the Borrower for receipt of reports that are submitted after the time frame(s) stipulated elsewhere in this letter, including accounts receivable, inventory figures, interim financial statements and progress reports, annual statements, etc.*

     A Breach of Credit Terms/Conditions Fee of $250 is payable by the Borrower each time the terms/conditions of the Credit are not met by the Borrower, including failure to maintain margin conditions, security deficiencies, breach of minimum working capital/equity/coverage/debt servicing requirements, etc.*

  * The collection of these fees does not constitute an express or implied waiver by the Bank of any provision of your banking agreements, any security given by you to the Bank or the enforcement of the rights of the Bank under any such documentation.

GENERAL SECURITY, TERMS, AND CONDITIONS APPLICABLE TO ALL CREDITS

GENERAL SECURITY

     The following security, evidenced by documents in form satisfactory to the Bank and registered or recorded as required by the Bank, is to be provided prior to any advances or availment being made under the Credits:

        General Assignment of Book Debts for all applicable Provinces.

        Security under Section 427 of the Bank Act with appropriate insurance coverage assigned to the Bank.

        A Movable Hypothec in the amount of $24,000,000 on all present and future movable property with appropriate insurance coverage loss, if any, payable to the Bank.

        General Security Agreement over all of the present and future personal property and undertaking of the Borrower with replacement cost fire insurance coverage and any other insurance coverage the Bank may reasonably require, loss if any, payable to the Bank. A collateral mortgage providing a first fixed charge in the amount of $4,000,000 over 1725 McPherson Court, Pickering, Ontario with replacement cost insurance coverage, loss, if any payable the Bank.

        Agreement re Operating Credit Line.

        Bankers' Acceptance Agreement.

        Agreement for Commercial Letter of Credit.

GENERAL CONDITIONS

     Until all debts and liabilities under the Credits have been discharged in full, the following conditions will apply in respect of the Credits:

        Operating loans, Bankers' Acceptances, Letters of Guarantee and Standby Letters of Credit are not to exceed at any time the "Borrowing Base" which is defined 75% of good quality accounts receivable of the Borrower (excluding accounts over 90 days, offsets, inter-company accounts,

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        statutory liens and amounts due from employees) less security interests or charges held by other parties and specific payables which have or may have priority over the Bank's security.

        The ratio of Debt (including deferred taxes) to Tangible Net Worth (TNW) is not to exceed 2.25:1. TNW is defined as the sum of share capital including preferred shares, earned and contributed surplus and postponed funds less (i) amounts due from officers/affiliates, (ii) investments in affiliates, and (iii) intangible assets as defined by the Bank.

        Tangible Net Worth (TNW) is to be maintained in excess of $10,000,000 at all times.

        The ratio of Current Assets to Current Liabilities is to be maintained at all times at 1.25 or better.

        The ratio of Cash Flow to Debt Service as at the end of each financial quarter calculated on a rolling four quarter basis, is to be maintained at all times at 1.4:1 or better.

        Cash Flow is defined as net income after taxes and before extraordinary items, plus depreciation and amortization expense less preferred share dividends paid and/or accrued during the period.

        Debt Service is defined as the sum of all current maturities in the subsequent year of long term debt, capital leases, preferred shares and other obligations as defined by the Bank.

        No redemption of preferred shares is permitted unless the Bank is in receipt of an Officer's Certificate providing full details of the redemption, and confirming that all terms and conditions stipulated in this Commitment Letter or amendments thereto are met and will continue to be met after the redemption. This certificate must be provided 10 days prior to any redemption.

        No change in ownership of the Company is permitted.

        Additional terms and conditions in Schedule A are to apply.

GENERAL BORROWER REPORTING CONDITIONS

     Until all debts and liabilities under the Credits have been discharged in full, the Borrower will provide the Bank with the following:

        Annual Audited Financial Statements of the Borrower and the parent, Wyant Corporation, within 120 days of year end, duly signed.

        Annual Projected Financial Statements of the Borrower and the parent, Wyant Corporation within 120 days of year end.

        Monthly Financial Statements of the Borrower within 30 days of period end.

        Quarterly Financial Statements of Wyant Corporation within 45 days of period end.

        A Borrowing Base monthly, to include information on inventory, accounts receivable and accounts payable, within 30 days of period end.

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                                   SCHEDULE A

                   ADDITIONAL TERMS AND CONDITIONS APPLICABLE
                                 TO ALL CREDITS

  (IN THE EVENT OF A CONFLICT, THE TERMS AND CONDITIONS OF ANY LEASE AGREEMENT
   SUPERSEDE THE TERMS AND CONDITIONS IN THIS SCHEDULE A WITH REGARD TO SUCH
                                    LEASES).

CALCULATION AND PAYMENT OF INTEREST

1. Interest on loans/advances made in Canadian dollars will be calculated on a daily basis and payable monthly on the 22nd day of each month (unless otherwise stipulated by the Bank). Interest shall be payable not in advance on the basis of a calendar year for the actual number of days elapsed both before and after demand of payment or default and/or judgment.

INTEREST ON OVERDUE INTEREST

2. Interest on overdue interest shall be calculated at the same rate as interest on the loans/advances in respect of which interest is overdue, but shall be compounded monthly and be payable on demand, both before and after demand and judgment.

CALCULATION AND PAYMENT OF BANKERS' ACCEPTANCE FEE

3. The fee for the acceptance of each Bankers' Acceptance will be payable on the face amount of each Bankers' Acceptance at the time of acceptance of each draft calculated on the basis of a calendar year for the actual number of days elapsed from and including the date of acceptance to the due date of the draft.

INDEMNITY PROVISION

4.   Applicable to (i) Revolving Term Credits with terms in excess of one year;
     (ii) any credit where the right to draw down or obtain advances exceeds one year; (iii) all U.S. dollar credits. If the introduction of, or any change in, or in the interpretation of, or any change in its application to the Borrower of, any law or regulation, or compliance with any guideline from any central bank or other governmental authority (whether or not having the force of law) has the effect of increasing the cost to the Bank of performing its obligations hereunder or otherwise reducing its effective return hereunder or on its capital allocated in support of the credit(s), then upon demand from time to time the Borrower shall compensate the Bank for such cost or reduction pursuant to a certificate reasonably prepared by the Bank.

     (a)  Prepayment without fee

          In the event of the Borrower becoming liable for such costs, the Borrower shall have the right to cancel without fee all or any unutilized portion of the affected credit (other than any portion in respect of which the Borrower has requested utilization of the credit in which case cancellation may be effected upon indemnification of the Bank for any costs incurred by the Bank thereby), and to prepay, without fee the outstanding principal balance thereunder other than the face amount of any document or instrument issued or accepted by the Bank for the account of the Borrower, such as a Letter of Credit, a Guarantee or a Bankers' Acceptance.

ENVIRONMENT

5.   The Borrower agrees:

     (a) to obey all applicable laws and requirements of any federal, provincial, or any other governmental authority relating to the environment and the operation of the business activities of the Borrower;

     (b) to allow the Bank access at all times to the business premises of the Borrower to monitor and inspect all property and business activities of the Borrower;

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     (c)  to notify the Bank from time to time of any business activity conducted by the Borrower which involves the use or handling of hazardous materials or wastes or which increases the environmental liability of the Borrower in any material manner;

     (d) to notify the Bank of any proposed change in the use or occupation of the property of the Borrower prior to any change occurring;

     (e) to provide the Bank with immediate written notice of any environmental problem and any hazardous materials or substances which have an adverse effect on the property, equipment, or business activities of the Borrower and with any other environmental information requested by the Bank from time to time;

     (f) to conduct all environmental remedial activities which a commercially reasonable person would perform in similar circumstances to meet its environmental responsibilities and if the Borrower fails to do so. the Bank may perform such activities; and

     (g) to pay for any environmental investigations, assessments or remedial activities with respect to any property of the Borrower that may be performed for or by the Bank from time to time.

     If the Borrower notifies the Bank of any specified activity or change or provides the Bank with any information pursuant to subsections (c), (d), or
     (e), or if the Bank receives any environmental information from other sources, the Bank, in its sole discretion, may decide that an adverse change in the environmental condition of the Borrower or any of the property, equipment, or business activities of the Borrower has occurred which decision will constitute, in the absence of manifest error, conclusive evidence of the adverse change. Following this decision being made by the Bank, the Bank shall notify the Borrower of the Bank's decision concerning the adverse change.

     If the Bank decides or is required to incur expenses in compliance or to verify the Borrower's compliance with applicable environmental or other regulations, the Borrower shall indemnify the Bank in respect of such expenses, which will constitute further advances by the Bank to the Borrower under this Agreement.

INITIAL DRAWDOWN

6. The right of the Borrower to obtain the initial drawdown under the Credit(s) is subject to the condition precedent that there shall not have been any material adverse changes in the financial condition or the environmental condition of the Borrower, Wyant Corporation, or any guarantor of the Borrower.

PERIODIC REVIEW

7. The obligation of the Bank to make further advances or other accommodation available under any Credit(s) of the Borrower under which the indebtedness or liability of the Borrower is payable on demand, is subject to periodic review and to no adverse change occurring in the financial condition or the environmental condition of the Borrower or any guarantor.

EVIDENCE OF INDEBTEDNESS

8. The Bank's accounts, books and records constitute, in the absence of manifest error, conclusive evidence of the advances made under this Credit, repayments on account thereof and the indebtedness of the Borrower to the Bank.

ACCELERATION

9. (a) All indebtedness and liability of the Borrower to the Bank payable on demand, is repayable by the Borrower to the Bank at any time on demand;

     (b) All indebtedness and liability of the Borrower to the Bank not payable on demand, shall, at the option of the Bank. become immediately due and payable, the security held by the Bank shall immediately become enforceable, and the obligation of the Bank to make further advances or other

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

        accommodation available under the Credits shall terminate, if any one of the following Events of Default occurs:

        (i) the Borrower or any guarantor fails to make when due, whether on demand or at a fixed payment date, by acceleration or otherwise, any payment of interest, principal, fees, commissions or other amounts payable to the Bank;

        (ii) there is a breach by the Borrower of any other term or condition contained in this Commitment Letter or in any other agreement to which the Borrower and the Bank are parties;

        (iii) any default occurs under any security listed in this Commitment Letter under the headings "Specific Security" or "General Security" or under any other credit, loan or security agreement to which the Borrower is a party;

        (iv) any bankruptcy, re-organization, compromise, arrangement, insolvency or liquidation proceedings or other proceedings for the relief of debtors are instituted by or against the Borrower or Wyant Corporation and, if instituted against the Borrower or Wyant Corporation, are allowed against or consented to by the Borrower or Wyant Corporation or are not dismissed or stayed within 60 days after such institution;

         (v) a receiver is appointed over any property of the Borrower or Wyant Corporation or any judgement or order or any process of any court becomes enforceable against the Borrower or Wyant Corporation or any property of the Borrower or Wyant Corporation or any creditor takes possession of any property of the Borrower or Wyant Corporation;

        (vi) any adverse change occurs in the financial condition of the Borrower or any guarantor;

        (vii)  any adverse change occurs in the environmental condition of:

              (A) the Borrower or any guarantor of the Borrower; or

              (B) any property, equipment, or business activities of the Borrower or any guarantor of the Borrower.

COSTS

10. All costs, including legal and appraisal fees incurred by the Bank relative to security and other documentation, shall be for the account of the Borrower and may be charged to the Borrower's deposit account when submitted.

REQUEST FOR ENGLISH

11. This document and all related documents have been drafted in English at the Borrower's request. Ce document et tous les documents y afferents ont ete rediges en anglais a la demande de l'emprunteur.

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

                      AGREEMENT RE: OPERATING CREDIT LINE


Wood Wyant Inc.                                                              September 18, 1997
--------------------------------------------
CUSTOMER NAME
1475 -- 32nd Avenue
--------------------------------------------
CUSTOMER ADDRESS
Lachine, Quebec H8T 3J1
--------------------------------------------

DEAR CUSTOMER:

1. We are pleased to advise that, subject to acceptance by you, we have established an operating credit line (the "Credit Line") in your favour in the amount of $6,000,000.00 subject to the terms of this agreement and any Schedule attached hereto (this "Agreement"). You may utilize the Credit Line at The Bank of Nova Scotia (the "Bank") at its 1002 Sherbrooke St. W., Montreal, Quebec H3A 3L6 Branch from time to time by way of direct advances to be deposited to your Account, No. 90001 0044210, or a replacement account in your name as agreed by us from time to time (the "Account"), and/or by way of any other availment option authorized under this Agreement.

2. Upon the date of acceptance by you of this Agreement, your obligations to repay your indebtedness and liability:

     (a) in respect of direct advances under all existing operating credit lines and under the Credit Line shall be subject to this Agreement exclusively; and

     (b) in respect of utilizations under any other availment option authorized under this Agreement shall be subject to any applicable agreement(s) referred to in Schedule A ("Special Agreement(s)") to which you and the Bank are or may become parties.

3. You acknowledge that the outstanding principal balance by way of direct advances owing to the Bank under existing operating credit lines is $1,305,000.00, as at the close of business on September 17, 1997 which will be adjusted to reflect direct advances and repayments of direct advances under the existing credit lines occurring between that date and the date of acceptance of this Agreement. You acknowledge that the hypothecs or other security interests previously granted to the Bank to secure existing operating credit lines continue to constitute security for indebtedness and liability under the Credit Line.

4.   The Credit Line may be utilized by:

     (a) you notifying the Bank from time to time as to the amounts you wish to borrow by way of direct advances and the Bank crediting such amounts to the Account; and/or

     (b) you authorizing the Bank to ascertain from time to time the position between us in respect to the Account and, if such position is a debit in favour or the Bank or is a credit in favour of you that is less than any minimum credit position for the Account as agreed upon between us from time to time, the Bank is authorized to make a direct advance under the Credit Line, by crediting the Account, to provide cover for such debit position or to place the Account in the appropriate minimum credit position; and/or

     (c) you providing the Bank with the documentation required by the Bank from time to time to utilize the Credit Line under any other availment option authorized under this Agreement.

5. You will repay on demand all your indebtedness and liability under the Credit Line and interest and interest on overdue interest under this Agreement and you hereby irrevocably authorize and direct us, while the Credit Line is in existence, but the Bank is not so obligated, to apply all amounts standing to your credit, and above any agreed upon minimum credit position, in the Account at the end of each business day to repay your indebtedness and liability under the Credit Line.

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

6. Amounts may be borrowed, repaid and reborrowed or otherwise utilized or reutilized under the Credit Line from time to time, provided that, upon our periodic review of your financial affairs or upon the occurrence of an event of default, we may refuse to allow you to borrow further by way of direct advances or to otherwise utilize the Credit Line and/or we may terminate the Credit Line entirely and demand payment of all your indebtedness and liability under the Credit Line together with interest and interest on overdue interest. A default shall occur if:

     (i) you or any guarantor fail to make when due, either on demand or on a fixed payment date, by acceleration or otherwise, any payment of interest, principal, fees, commissions or other amounts payable to the Bank or any other lender;

     (ii) you breach any other term or condition contained in this Agreement or in any other agreement to which you and the Bank are parties;

     (iii) any default occurs under any security under this Agreement or in any Special Agreement or under any credit, loan or security agreement to which you are a party;

     (iv) any bankruptcy, reorganization, compromise, arrangement, insolvency or liquidation proceedings or other proceedings for the relief of debtors are, instituted by or against you and, if instituted against you, are allowed against or consented to by you or are not dismissed or stayed within 60 days after institution;

     (v) a receiver is appointed over any of your property or any judgment or order or any process of any court becomes enforceable against you or any of your property or any creditor takes possession of any of your property;

     (vi) any course of action is undertaken by you or with respect to you which would result in your re-organization, amalgamation or merger with another corporation or the transfer of all or substantially all of your assets;

     (vii) any guarantee of indebtedness and liability under the Credit Line is withdrawn, determined to be invalid or otherwise rendered ineffective;

     (viii) any adverse change occurs in the financial condition of yourself or any guarantor of indebtedness and liability under the Credit Line;

     (ix)   any adverse change occurs in the environmental condition of:

            (a) yourself or any guarantor of indebtedness and liability under the Credit Line; or

            (b) any of the property, equipment or business activities of yourself or any guarantor of indebtedness and liability under the Credit Line;

     and you agree that if any default occurs under this Agreement, we may immediately exercise all our rights and remedies under any Special Agreement(s) as if default had occurred under the Special Agreement(s).

     In the event where a default arises from the non-fulfilment of an obligation in a prescribed period of time, you shall be considered in default by the mere lapse of time, without the necessity of any notice or demand.

7. Upon failure to pay amounts due to the Bank on demand under the Credit Line, the Bank shall be entitled at your cost to take such steps as may be permitted by law or as provided under this Agreement, any Special Agreement or any other credit, loan or security agreement and as it deems fit to sue for and recover payment for your indebtedness and liability to the Bank, including realization of any security held. Upon your default and subject to applicable law, you will pay to us on demand all of our reasonable costs, including but not limited to legal fees and expenses (on a solicitor and his own client basis) incurred (i) in collecting the balance due to the Bank under the Credit Line, whether or not a legal action is brought against you; and (ii) in protecting the Bank from any loss which the Bank may suffer as a result of your default.

8. All amounts borrowed by way of direct advances will bear interest at the Bank's Prime Lending Rate from time to time plus 0.00% per annum (Prime Lending Rate being a variable per annum reference rate of interest as announced and adjusted by the Bank from time to time for loans made by the Bank in Canada in Canadian dollars). Interest shall be calculated daily for the actual number of days elapsed and be payable monthly and you authorize the Bank, but the Bank is not so obligated, to debit the Account or any other account specified by you monthly in arrears on the 22nd day of each month or, if such day is a Saturday, Sunday or a day on which banks are closed for business, on the first subsequent business day with the amount of interest accrued and unpaid by you. Interest on overdue interest amounts shall be calculated at the same rate, but shall be compounded monthly and be payable on demand, both before and after demand and judgment.

9. You will provide us with financial and net worth statements and such other information respecting your financial affairs as we may reasonably require from time to time. You will cause any guarantor to provide us with financial and net worth statements and such other information respecting the guarantor's financial affairs as we may reasonably request from time to time.

10. You agree to:

     (a) obey all applicable laws and requirements of any federal, provincial, or any other governmental authority relating to the environment and the operation of your business activities;

     (b) allow us access at all times to your business premises to monitor and inspect all property and business activities;

     (c) notify us from time to time of any business activity conducted by you which involves the use or handling of hazardous materials or wastes or which increases your environmental liability in any material manner;

     (d) notify us of any proposed change in the use or occupation of your property prior to any change occurring;

     (e) provide us with immediate written notice of any environmental problem and any hazardous materials or substances which have an adverse effect your property, equipment or business activities and with any other environmental information requested by us from time to time;

     (f) conduct all environmental remedial activities which a commercially reasonable person would perform in similar circumstances to meet its environmental responsibilities and if you fail to do so, we may perform such activities; and

     (g) pay for any environmental investigations, assessments or remedial activities with respect to any of your property that may be performed by or for us from time to time.

11. If you notify us of any specified activity or change and provide us with any information pursuant to paragraph 10(c), (d) or (e), or if we receive any environmental information from other sources, we, in our sole discretion, may decide that an adverse change in your environmental condition or any of your property, equipment or business activities has occurred which decision shall constitute, in the absence of manifest error, conclusive evidence of the adverse change. Following this decision being made by us, we shall notify you of our decision concerning the adverse change.

12. If we decide or are required to incur expenses in compliance or to verify your compliance with applicable environmental or other regulations, you shall indemnify us in respect of such expenses, which will constitute further advances by us to you under this Agreement.

13. The Bank will maintain records of your indebtedness and liability to the Bank under the Credit Line and such records shall evidence such indebtedness and liability. The Bank shall render a monthly statement of account of your indebtedness by way of direct advances under the Credit Line. In the absence of manifest error, such statement shall be considered conclusively binding upon you as to your indebtedness and liability to the Bank by way of direct advances under the Credit Line unless you notify the Bank to the contrary within thirty (30) days from the date on which the statement was sent to you, provided that any error by the Bank in keeping its records or in the statement shall not affect your obligation to pay or repay your indebtedness and liability under the Credit Line.

14. The terms and conditions of this Agreement including, but not limited to, the annual percentage rate specified in paragraph 8, may be amended at any time by the Bank by mailing or delivering notice in writing of the amendment to you. If the Bank mails the said notice in writing by ordinary mail it shall be effective from the date of mailing. Please acknowledge acceptance of the terms and conditions of this Agreement by signing and delivering to the Bank a copy hereof.

15. The parties require that this Agreement and all related documents be drawn in English. Les parties exigent que cette convention et tous documents qui s'y rattachent soient rediges en anglais.

     The Bank appreciates this opportunity to be of service to you.

                                            Yours truly,

                                            THE BANK OF NOVA SCOTIA

                                            Per          INGRID LANGLOIS
                                                -------------------------------
ACCEPTED this 30th day
of September, 1997

          Wood Wyant Inc.
------------------------------------
         (NAME OF CUSTOMER)

             M. D'AMOUR
------------------------------------
       (AUTHORIZED SIGNATURE)

            B. L. DAVIES
------------------------------------
       (AUTHORIZED SIGNATURE)

                                   SCHEDULE A

    This Schedule is part of the Agreement re: Operating Credit Line dated September 18, 1997 between The Bank of Nova Scotia and Wood Wyant Inc. (the "Customer").

[X] The Credit Line is subject to provisions of a Commitment Letter dated
    September 18, 1997, as it may be amended from time to time.

                                       OR

[ ] The Credit Line is subject to the following additional terms and conditions.

                               AVAILMENT OPTIONS

    The Credit Line may also be utilized by way of the following options, provided that the total amount outstanding by way of direct advances and other availment options does not exceed the principal amount of the Credit Line:

[ ] Bankers' Acceptances in Canadian Dollars (in multiples of $100,000) and having terms of maturity of 30 to 180 days without grace. Availment is subject to completion of Agreement re Bankers' Acceptance in a form satisfactory to the Bank.

      Fees: The Bank's Commercial/Corporate/Government Bankers' Acceptance fee
            (delete whichever is not applicable), plus
            __________________% per annum, (subject to revision at any time), subject to a minimum fee of $100.00 per transaction, payable at the time of each acceptance.

[ ] Commercial Letters of Credit/Letter of Credit Acceptances with expiry dates not to exceed ________________ days from date of issuance. Drafts are to be payable at sight and/or up to ________________ days sight. Availment is subject to completion of Agreement for Commercial Letter of Credit in a form satisfactory to the Bank.

      Fees: The applicable fee or fees charged by the Bank for Letters of Credit as agreed between you and the Bank from time to time.

[ ] Letters of Guarantee. Availment is subject to completion of a Reimbursement
    Agreement for Letters of Guarantee in a form satisfactory to the Bank.

      Commission: The applicable commission or commissions charged by the Bank for Letters of Guarantee as agreed between you and the Bank from time to time.

[ ] Standby Letters of Credit. Availment is subject to completion of a Reimbursement Agreement for Standby Letters of Credit in a form satisfactory to the Bank.

      Commission: _______________% per annum calculated on the issue amount on the basis of a calendar year for the actual number of days elapsed from and including the date of issue to the termination date, subject to the Bank's minimum fee as well as revision at anytime, payable upon issuance.

    Your obligations to repay your indebtedness and liability under any Agreement re Bankers' Acceptance, Agreement for Commercial Letter of Credit, Reimbursement Agreement for Letters of Guarantee or Reimbursement Agreement for Standby Letters of Credit entered into with the Bank will be subject to the terms of those Special Agreements and not this Agreement.

                                    SECURITY

    The following security, evidenced by documents in form satisfactory to the Bank and registered or recorded as required by the Bank, is to be provided prior to any advances or availment being made under the Credit Line:

[ ] General Assignment of/Hypothec on Book Debts.

[ ] Security under Section 427 of the Bank Act with appropriate insurance coverage assigned/hypothecated to the Bank.

[ ] Assignment/Hypothec of insurance over; Inventory $ ____________, Buildings
    $ ____________, Equipment & Furniture $ _______________.

[ ] Security Agreement/Hypothec over all inventories.

[ ] General Security Agreement/Hypothec over all of your property and undertaking.

[ ] Postponement Agreement covering an amount of $ ____________.

                                   SCHEDULE A

    [ ] Assignment of Life Insurance -- Face Value $________________________

    [ ] Guarantees:
                       Name                        Amount

    [ ] Collateral Mortgage/Hypothec in the amount of $___________ providing a fixed charge over certain lands known as ______________ (prior encumbrances $____________________) with replacement cost fire insurance coverage, loss, if any, payable to the Bank as mortgagee.

    [ ] Demand Debenture in the principal amount of $____________ secured by a fixed charge/hypothec over lands known as_____________ (prior encumbrances $_____________) together with a fixed/floating charge/hypothec over all other assets now or hereafter acquired with replacement cost fire insurance coverage, loss, if any, payable to the Bank as mortgagee/hypothecary creditor.

    [ ]

    [ ]

    [ ]

                                   CONDITIONS

Until all the debts and liabilities under the Credit Line have been discharged in full, the following conditions will apply in respect to the Credit Line:

    [ ] Direct advances, Bankers' Acceptances, Letter of Credit Acceptances,
        Letters of Guarantee (delete whichever is not applicable) are not to exceed the "Borrowing Base" which is defined as the aggregate of

        [ ] _________% of good quality accounts receivable (excluding accounts over 90 days, off-sets and inter-company accounts);

        [ ] _________% of inventory;

            less security interests or charges held by other parties and specific payables which have or may have priority over the Bank's security.

        [ ] Advances against inventory are limited to $____________________ .

        [ ] The aggregate of

        [ ] _________% of good quality accounts receivable (excluding accounts over 90 days, off-sets and inter-company accounts);

        [ ] _________% of inventory;

            is to provide full cover/a margin of _________% (delete whichever is not applicable) at all times over direct advances, Bankers' Acceptances, Letter of Credit Acceptances, Letters of Guarantee (delete whichever is not applicable), security interests or charges held by other parties and specific payables which have or may have priority over the Bank's security.

        [ ] The maximum inventory allocation is $____________________________.

        [ ]

        [ ] Working capital is to be maintained at all times in excess of $_____________ .

        [ ] Tangible Net Worth (TNW) is to be maintained in excess of $__________________ at all times. TNW is defined as the sum of share capital, earned and contributed surplus and postponed funds less (i) amounts due from officers/affiliates, (ii) investment in affiliates, and (iii) intangible assets as defined by the Bank.

        [ ] The ratio of Debt (including deferred taxes) to Tangible Net Worth is not to exceed _________________: 1.

        [ ]

                                   REPORTING

Until all debts and liabilities under the Credit Line have been discharged in full, you will provide the Bank with the following:

        [ ] Annual Financial Statements -- audited/prepared* within ___________ days of your fiscal year end.

        [ ] Interim Financial Statements -- monthly/quarterly* within _________ days of period end. [ ] Statement of Security/Borrowing Base Calculation* monthly/quarterly* within _________ days of period end.

        [ ]

*DELETE ONE
                                                       _________________________
                                                          CUSTOMER'S INITIALS

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